Exhibit 10.1

SETTLEMENT AND TERMINATION AGREEMENT

THIS SETTLEMENT AND TERMINATION AGREEMENT (the “Settlement Agreement”) is entered into as of May 1, 2013 by and among LEGEND OIL AND GAS LTD., a Colorado corporation (“Legend”), LEGEND ENERGY CANADA LTD., an Alberta Canada corporation (“Legend Canada”), and WI2WI CORPORATION (formerly known as International Sovereign Energy Corporation), a Canadian corporation (“Wi2Wi”).

WHEREAS, the parties previously entered into an Asset Purchase Agreement dated as of September 13, 2011, as amended by an Amending Agreement dated as of October 20, 2011 (as amended, the “Asset Purchase Agreement”);

WHEREAS, the parties desire to resolve all outstanding issues and obligations remaining under the Agreement pursuant to the terms contained herein.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1.	The parties agree that Legend owes Wi2Wi the amount of $60,000.00 under the Asset Purchase Agreement.

2.	Wi2Wi agrees to accept a Promissory Note in the form attached hereto as Exhibit A in full settlement of any and all obligations of Legend and Legend Canada under the Asset Purchase Agreement.

3.	Wi2Wi hereby waives its put rights set forth in Section 4.4 under the Agreement effective as of the date of this Settlement Agreement.

4.
Within 30 days following the closing of a debt or equity financing for Legend, Legend shall prepare and file with the U.S. Securities and Exchange Commission a registration statement on Form S-1 (or such other form as Legend may then be permitted to use) under the Securities Act for the resale by Wi2Wi of restricted shares of Legend common stock held by Wi2Wi as of the date hereof.  The date on which the registration statement is filed with the SEC is referred to as the “Filing Date”.  Legend shall use its reasonable best efforts to cause such registration statement to be declared effective as soon as practicable after the Filing Date.

5.
The parties agree that this Settlement Agreement is being entered into in settlement and full satisfaction of all remaining obligations under the Asset Purchase Agreement.  Accordingly, effective upon the Filing Date, the parties hereby terminate the Asset Purchase Agreement in its entirety and agree that no party shall have any continuing rights or obligations thereunder.

6.
Effective upon the Filing Date, Legend and Legend Canada, on the one hand, and Wi2Wi, on the other hand, hereby irrevocably and unconditionally releases, acquits and forever discharges the other party, and each of its respective current or former officers, directors, employees, agents, representatives, attorneys, insurers, affiliates, parents, successors, and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), or any of them, from any and all damages, claims, complaints, liabilities, obligations, promises, agreements, controversies, causes of action, suits, and demands of any nature whatsoever (including those for attorneys' fees, experts fees, or any other damages) existing as of the date of this Settlement Agreement, whether known or unknown, suspected or unsuspected, which the releasing party now has or claims to have or which the releasing party has asserted or hereafter may assert against any of the Releasees that arise out of or relate to the Asset Purchase Agreement.

7.	This Settlement Agreement shall be governed by and construed under the laws of Ontario, without giving effect to conflicts of laws principles.

8.
This Settlement Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties to this Settlement Agreement and their respective successors and assigns, including any assignees of Shares (as defined in the Asset Purchase Agreement).

9.
Each of the parties to this Settlement Agreement irrevocably attorns and submits to the exclusive jurisdiction of the Courts of Ontario in any action or proceeding arising out of or relating to this Settlement Agreement.  Each of the parties waives objection to the venue of any action or proceeding in such court or any argument that such court provides an inconvenient forum.

EXECUTED as of the date first written above.

WI2WI CORPORATION

By:
Name:
Title:

LEGEND OIL AND GAS LTD.

By:
Name:
Title:

LEGEND ENERGY CANADA LTD.

By:
Name:
Title:

Exhibit A

PROMISSORY NOTE

$60,000.00	May 1, 2013

Seattle, Washington

For value received LEGEND OIL & GAS LTD., a Colorado corporation (the “Company”), promises to pay to WI2WI CORPORATION (formerly known as International Sovereign Energy Corporation), a corporation existing under the laws of Canada (the “Holder”) the principal sum of $60,000.00 together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below.  The Company will reimburse Holder for any GST (goods and services tax) assessed on Holder from payments on this Note.

This promissory note (the “Note”) is issued as fulfillment of and settlement for any and all (i) obligations arising out of the Asset Purchase Agreement entered into by and among Holder, its subsidiary Legend Energy Canada Ltd. and Company as of September 13, 2011, as amended by an Amending Agreement dated as of October 20, 2011 (as amended, the “Agreement”), (ii) a full and complete waiver of Holder’s put rights set forth in Section 4.4 of the Agreement, and (iii) termination of the Agreement and all remaining rights and obligations thereunder, all effective as of the date of this Note.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

1. Repayment.  All payments of interest and principal shall be in lawful money of the United States of America to the Holder.  All payments shall be applied first to accrued interest, and thereafter to principal.  The outstanding principal amount of the Note shall be due and payable on the earlier of (a) promptly following closing of a debt or equity financing for the Company or (b) sixty (60) days from the date of this Note (the “Maturity Date”). Interest Rate.  The Company promises to pay simple interest on the outstanding principal amount hereof from the date of this Note until payment in full, which interest shall be payable at the rate of eight percent (8%) per annum or the maximum rate permissible by law, whichever is less.  Interest shall be due and payable on the Maturity Date and shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

2. Maturity. The entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date.

3. Expenses. In the event of any default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

4. Prepayment.  The Company may prepay all or part of this Note prior to the Maturity Date without the consent of the Holder and without premium or penalty.

5. Default.  If there shall be any Event of Default hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 6(b) or 6(c)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(a) The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within thirty (30) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

6. Waiver.  The Company hereby waives demand, notice (other than notices expressly required by this Note), presentment, protest and notice of dishonor.

7. Usury Savings Clause.  In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

8. Governing Law.  This Note shall be governed by and construed under the laws of the Ontario, without giving effect to conflicts of laws principles.

9. Dispute Resolution.  Each of the parties to this Settlement Agreement irrevocably attorns and submits to the exclusive jurisdiction of the Courts of Ontario in any action or proceeding arising out of or relating to this Settlement Agreement.  Each of the parties waives objection to the venue of any action or proceeding in such court or any argument that such court provides an inconvenient forum.

10. Modification; Waiver. Any term of this Note may be amended or waived with the written consent of the Company and the Holder.

11. Successors and Assigns. This Note may be not transferred without explicit consent of the Company and if consent is provided, only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company.  Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee.  Interest and principal shall be paid solely to the registered holder of this Note.  Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.  Subject to the exceptions specifically set forth in this Note, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and permitted assigns of the parties.

12. Notices.  Unless otherwise provided, any notice under this Note shall be given in writing and shall be deemed effectively delivered (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by email by the party to be notified, or (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as follows:  (i) if to the Holder, to Wi2Wi Corporation, 2107 North First Street, Suite 540, San Jose, CA  95131, e-mail: sharad@rogers.com.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING PAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

LEGEND OIL & GAS LTD.

By:

Name:  Marshall Diamond-Goldberg

Title:  President